Exhibit 10.1

Effective as of January 20, 2012

by and
between

GOLDSANDS DEVELOPMENT COMPANY

as Optionor

and

MINEROS S.A.

as Optionee

_________________________________

MINERAL RIGHT OPTION
and
JOINT VENTURE AGREEMENT

__________________________________

MINERAL RIGHT OPTION AND JOINT VENTURE AGREEMENT

THIS BINDING AGREEMENT (hereinafter the “Agreement”) made effective as of the 20th day of January, 2012 (hereinafter the “Effective Date”) is executed by and between:

GOLDSANDS DEVELOPMENT COMPANY, a company duly incorporated and organized under the laws of Delaware, USA with address for delivery and notice located at Juan Fanning #219, Miraflores, Peru.

(hereinafter the "Optionor" or “GOLDSANDS”) of the first part; and

MINEROS S.A., a company organized under the laws of Colombia, with address for delivery and notice located at Carrera 43ª No. 14-109, Edificio Nova Tempo, Medellin, Colombia,

(hereinafter the “Optionee” or “MINEROS”), of the second part.

Optionor and Optionee collectively referred to as the Parties, and individually and indistinctively referred to as the Party.

WHEREAS

(i)           Both Parties are mining companies with experience in the identification and development of mining projects, particularly in the region of South America.

(ii)           MINEROS is interested in acquiring majority ownership and title of certain concessions,  claim applications, claims, and assorted mining rights, including all obligations arisen therefrom, with respect to certain areas located in Peru into a Joint Venture as detailed in Annex I hereto (hereinafter the “Mineral Rights” or “Concessions”) that are of the property and title of Goldsands and/or its subsidiaries.

(iii)           GOLDSANDS controls ownership of 100% interest in 50 Mineral Rights Concessions located in Peru through the direct and indirect control of various wholly owned subsidiaries.

(iv)           The Optionor has agreed to grant two (2) exclusive options (hereinafter, collectively referred to as the “Options”, and each individually referred to as the “Option”) to the Optionee, and the Optionee has agreed to receive the Options, each such Option entitling the Optionee access to the concessions and/or to acquire an interest in and to the Mineral Rights in the manner hereto described, for an aggregate interest of a maximum of Eighty Five (85%) undivided interest in a Joint Venture if both Options are exercised, as detailed herein.

(v)           The Concessions are subject to a 2.5% Net Returns Royalty as described herein.

(vi)           Upon the satisfactory completion of diligence by Mineros (described below), the parties shall negotiate the terms of the final Joint Venture Agreement, acting reasonably and in good faith, with a view to completing the Agreement during the 90 day due diligence period.

(vii)           Neither party will make any announcement, issue any press release or otherwise disclose the existence of this agreement, without the prior notification of the other party.
Both parties acknowledge that, as reporting companies, the parties may be required to give public disclosure about the Transaction in accordance with the applicable securities laws. In addition, the Optionee acknowledges that this agreement will be deemed a significant transaction for the Optionor under US securities laws and will require timely disclosure and applicable filings on a mandatory basis. The parties each agree that they will not make public statements regarding the transactions contemplated by this Agreement without first consulting the other party hereto in order that any such public statement is jointly issued by the parties, except to the extent required by law or any securities exchange.  Mineros is aware that GoldSands is a reporting company in the United States and will desire to make periodic news releases as to the progress of the due diligence and potential joint venture. Where a request is made for permission under this Article to disclose confidential information or issue a press release or other public statement, a reply thereto will be made as soon as possible and in any event within two Business Days after receipt of such request, failing which the Party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set forth the parties agree that:

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1           The Optionor represents, warrants and covenants (representation, warrants and covenants that are extensive, when applicable, to the situation of its subsidiaries to and with the Optionee that:

a)      it has been duly incorporated and validly exists as a corporation in good standing under its laws of origin;

b)      it is qualified to do business in those jurisdictions where it is necessary to fulfil its obligations under this Agreement, and it has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

c)      it has the requisite power, authority and capacity to fulfil its obligations under this Agreement;

d)      the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action on its part;

e)      prior to the Effective Date, it has obtained all authorizations, approvals, including regulatory approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement;

f)       there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

g)       it is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which is subject or which apply to it;

h)     the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Optionor is subject;

i)       it is now, and will also be thereafter at the time of legal transfer of interests in the Mineral Rights when any of the Options are exercised, the registered and beneficial owner of the Mineral Rights free and clear of all liens, charges and claims of others and no taxes, royalties or lease payments or like amounts are due in respect of any of the mineral claims that comprised the Mineral Rights;

j)       there is no adverse claim or challenge against or to the ownership of or title to the interest it has on the Mineral Rights, nor to its knowledge is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase any shares in the GoldSands subsidiary companies and on the Mineral Rights or any portion thereof, and no person other than the Optionor pursuant to the provisions hereof, has any interest whatsoever in the subsidiary companies and in the production from any of the mineral claims comprising the Mineral Rights;

k)      the Mineral Rights have been duly and validly located and recorded in a good and miner-like manner pursuant to applicable mining laws in Peru;

l)       all permits and licenses covering the Mineral Rights as they currently stand have been duly and validly issued pursuant to applicable mining laws in Peru and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws in Peru and the performance of all other actions necessary in that regard; and

m)     it requires no third party consent of any kind to enter into this Agreement and grant the Options contemplated hereby.

1.2           The Optionee represents, warrants and covenants to and with the Optionor that:

a)      it has been duly incorporated and validly exists as a corporation in good standing under its laws of origin;

b)     neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee’s constating documents or any agreement to which it is bound;

c)      the execution, delivery and performance by the Optionee of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of the Optionee; and

d)      excepting only as otherwise disclosed herein, the Optionee is not subject to, or a party to, any charter or by-law restriction, any law, any claim, any encumbrance or any other restriction of any kind or character which would prevent the execution of its obligations as hereof or the consummation of the transaction contemplated by this Agreement or any other agreement or instrument to be executed and delivered by the Optionee hereunder.

The representations and warranties contained hereof are provided for the exclusive benefit of the other Party and a breach of any one or more thereof may be waived by the non-breaching Party in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

GRANT AND EXERCISE OF OPTIONS

2.1           The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to a eighty five percent (85%) undivided interest in a Joint Venture which will own the Mineral Rights, such 85% interest to be free and clear of all liens, charges, encumbrances, security interests and adverse claims except for a 2.5% Net Returns Royalty described in Annex II.

2.2           The Parties agreed that the Optionee may exercise the Options in two separate  increments, as described below, each such increment being its own Option.

2.3           On execution of this Mineral Right Option Agreement. The Optionee has the right to a 90 day due diligence period from February 1, 2012. During which time the Optionor will grant access to all 50 Mining Concessions covered by this agreement as listed in Annex I as well as to supply any and all relevant documentation necessary for the Optionee to decide if it elects to proceed with Option 1 below. Mineros may commence due diligence investigations on GoldSands and the Claims, respectively, and shall continue to have access to due diligence materials up to 90 days from February 1, 2012 (“Due Diligence Period”).  During the Due Diligence Period Optionee and its subsidiaries will give the Optionee full access to the:

1.1.1.	books, records, business plans, financial and operating data and all other information;

1.1.2.	assets and operations; and

1.1.3.	personnel, relating to the Claims.

During this period, the Optionee, will be entitled to collect samples. The due diligence period  will commence on February 1st 2012.

All costs related to this Due Diligence period, including the services performed by the Optionor and approved by  the Optionee are the responsibility of the Optionee.

(a)           Option 1 : 24 month Standstill Agreement

Within 10 days of the  completion of the due diligence period, the Optionee may exercise Option 1 to choose and hold the 50 concessions in  a Joint Venture. (hereinafter, the 24 month standstill Option 1) for a payment of US $ 200.000 (USD two hundred thousand) per  4 month period for a maximum of 24 months at the beginning of each  4 month period.

The Optionee shall have the right to  terminate its involvement in the project at any time, with no liability whatsoever,  during this period giving 1 month notice to the Optionor.

During the Option 1 period, the Optionor will standstill and will not enter into any kind of negotiation, relating to the Mining Rights set in Annex I hereto or make any further efforts to seek other potential optionee’s, purchasers or business arrangements with any  potential    purchasers or partners concerning the chosen concessions.

(b)           Option 2 : Form 85/15 Joint Venture by formation of a Special Purpose Entity

Subject to the prior and due and complete exercise by the Optionee of the Option 1 in accordance with the paragraph before, the Optionee may within  27 months from February 1, 2012 exercise the option to acquire an eighty five percent (85%) interest in a new joint venture through the formation of a Special Purpose Entity (“SPE”) , with GoldSands owning the remaining fifteen percent (15%) of the SPE and in the Mineral Rights, in accordance with the terms set out below (hereinafter, the “Option 2”). GoldSands 15% net profit interest would be on a carried no capital costs basis, meaning that all capital equipment costs related to the development of the concessions would be born by the 85% partner. This new 85/15 SPE would be transferred ownership of the concessions chosen in Option 1 above.

In order to exercise the Option 2 to form the  SPE the Optionee, within27 months as from February 1, 2012 ( 90 day due diligence period plus 24 months), shall:

(i)     have exercised and completed the Option 1; and

(ii)    pay US$  200.000 (US Dollars  Two hundred thousand) per  4 month period to the order and the direction of the Optionor as an Advance Profit, to be credited towards payment of amounts owing related to GoldSands 15% carried ownership in the Joint Venture.; and

(iii)   Expend a minimum of US$ 3´500.000 (US Dollars Three Million Five Hundred Thousand on exploration and development of the concessions. Such cost are to be the sole responsibility of the Optionee and not be a part of the Joint Venture .

For the purposes of this Agreement the Optionee is deemed to have fully exercised the Option 2 only once both obligations described above in points (i) and (ii) have been completed.

On completion of the Option 2 the Optionee shall be the owner of eighty-five percent (85%) undivided interest in the SPE and its Mineral Rights through the direct ownership of 85% of the SPE.

The Optionee shall have the right to terminate its involvement in the project at any time during this period giving 1 month notice to the Optionor.

NET RETURNS ROYALTY

3.1           Upon completion by Optionee of Option 2 , the Optionee recognizes that the concessions in the SPE are subject to an existing 2.5% Net Returns Royalty (“NRR”), where Net Returns Royalty payable to the existing NRR owner has the meaning set out in Annex II (hereinafter the “NET RETURN ROYALTY”). The NET RETURN ROYALTY will be calculated and paid to the NRR owner or to its appointed nominees in accordance with the Annex II.

JOINT VENTURE DEVELOPMENT

4.1           Following the due and complete acquisition by the Optionee of 85% interest under Option 2 in the Mineral Rights under this Agreement the Optionor and the Optionee will thereby be deemed to form a Joint Venture by way of the formation of a SPE (85/15 interests) for the purpose of carrying out further development work and production on the Mineral Rights and will, in good faith, negotiate and execute a Joint Venture Agreement, under which the Optionee will be the operator of the mining project to be developed. The interest of the Parties in the Mineral Rights shall be the interest of the Parties under the Joint Venture Agreement where the Optionor has a no capital cost carried net profit interest for 15% (hereinafter the “Joint Venture Development”).

4.2           Under the Joint Venture Development, the Optionee shall have the whole responsibility for developing a feasible mining project and all necessary facilities for the extraction, crushing, processing and beneficiation of commercially valuable minerals, including all necessary facilities for compliance with the applicable laws, including environmental laws governing mining activity in Peru (hereinafter the “Feasible Project”). All necessary costs and investment required for the developing of a Feasible Project shall be supported exclusively by the Optionee. Optionor shall have a capital cost carried net profit interest in the Mineral Rights.

4.3           Under the Joint Venture, as the operator, Mineros shall maintain a true and correct set of records pertaining to the exploration and evaluation of the concessions and any resulting mining operation and provide written monthly reports to GoldSands. GoldSands may, upon request, audit any and all records of Mineros relating to the joint venture operations. GoldSands shall have the right to monitor, at its own expense, all activities related to the Joint Venture Agreement that are performed by Mineros or its subcontractors. This shall include, but not be limited to, the right to make site inspections at any time; to bring experts and consultants on site to examine or evaluate completed work or work in progress; to examine the books, ledgers, documents, papers, and records pertinent to the Agreement; and, to observe personnel in every phase of performance of the related work.

4.4           Under the Joint Venture Development the Optionee shall pay to the Optionor an advance minimum mining profit interest per 4 month period of $200,000 (United States Dollars Two hundred thousand), that will be deducted from the Optionor 15% NET PROFIT INTEREST  (hereinafter the “Advance Minimum Annual Profit Interest”).

4.5           If, under the joint venture agreement, Mineros proposes to surrender or abandon any Concessions or Mineral Rights comprised in and of the Joint Venture Properties, then it will notify GoldSands of its intent.  Following a surrender, abandonment or transfer made pursuant to such consent then the Mineral Rights so surrendered, abandoned or transferred will thereafter cease to form part of the Joint Venture Properties and will no longer be subject to this Agreement, save and except with respect to such obligations or liabilities of the Parties as have accrued to the date of such surrender, abandonment or transfer.

OBLIGATIONS OF OPTIONOR DURING OPTION PERIOD

5.1           During the 90 day period  from February 1, 2012 and prior to the establishment of the Joint Venture formed under Option 1, the Optionor will:

a)    maintain in good standing the Mineral Rights that are in good standing on the date hereof by the performance of all actions (except for those economic obligations arisen as from the Effective Date of this Agreement, which shall be of the responsibility of the Optionee) which may be necessary under Peruvian law in that regard and in order to keep such Mineral Rights free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee;

b)    maintain in good standing its subsidiary companies which own the concessions, and the shareholding of both companies free and clear of all liens;

c)   restrain from issuing any additional shares or cause to issue any additional shares in these subsidiary companies;

d)    restrain from transferring any of its subsidiary companies to any other third party;

e)    permit the directors, officers, employees and designated consultants of the Optionee, at their own risk, access to the Mineral Rights at all reasonable times, and providing the Optionee agrees to indemnify the Optionor against and to save the Optionor harmless from all costs, claims, liabilities and expenses that the Optionor may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionee while on the Mineral Rights;

5.2           During the 24 month period  from May 1, 2012 and prior to the establishment of the Joint Venture formed under Option 2, the Optionor will:

a)     maintain in good standing its subsidiary companies which own the concessions, and the shareholding of both companies free and clear of all liens;

b)     restrain from issuing any additional shares or cause to issue any additional shares in these subsidiary companies;

c)     restrain from transferring any of its subsidiary companies to any other third party;

d)     permit the directors, officers, employees and designated consultants of the Optionee, at their own risk, access to the Mineral Rights at all reasonable times, and providing the Optionee agrees to indemnify the Optionor against and to save the Optionor harmless from all costs, claims, liabilities and expenses that the Optionor may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionee while on the Mineral Rights;

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

6.1           During the 27 months  from February 1, 2012, the Optionee will:

a)    do all work on the Mineral Rights in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority; and

b)    indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities through its subsidiary company’s and/or on the Mineral Rights.

6.2           During the 24 months  from May 1, 2012, the Optionee will:

Provided that Option 1 is exercised the Optionee shall maintain in good standing the Mineral Rights that are in good standing on the date hereof by the performance of all actions  which may be necessary under Peruvian law in that regard and in order to keep such Mineral Rights free and clear of all liens and other charges arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee;

ARBITRATION

7.1           All questions or matters in dispute with respect to the interpretation of this Agreement will, insofar as lawfully possible, be submitted to arbitration pursuant to the terms hereof using “final offer” arbitration procedures.

7.2           It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 10 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

7.3           On the expiration of such 10 days, the party who gave such notice may proceed to commence procedure in furtherance of arbitration as provided in this Section.

7.4           The party desiring arbitration (the “First Party”) will nominate in writing three proposed arbitrators, and will notify the other party (the “Second Party”) of such nominees, and the other party will, within 10 calendar days after receiving such notice, either choose one of the three or recommend three nominees of its own. All nominees of either party must hold accreditation as either a lawyer, accountant or mining engineer. If the First Party fails to choose one of the Second Party’s nominees then all six names shall be placed into a hat and one name shall be randomly chosen by the president of the First Party and that person if he/she is prepared to act shall be the nominee. Except as specifically otherwise provided in this Section the arbitration herein provided for will be conducted in accordance with the UNCITRAL Arbitration Rules and the place of arbitration shall be Peru, South America ,. The parties shall thereupon each be obligated to offer to the Arbitrator within 21 calendar days of his/her appointment a proposed written solution to the dispute and the arbitrator shall within 10 calendar days of receiving such proposals choose one of them without altering it except with the consent of both parties.

7.5           The expense of the arbitration will be paid as specified in the award.

7.6           The parties agree that the award of the arbitrator will be final and binding upon each of them.

DEFAULT AND TERMINATION

8.1           If at any time during the term of this Agreement either party fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the other party may terminate this Agreement (without prejudice to any other rights it may have) providing:

(i)	it first gives to the party allegedly in default a notice of default containing particulars of the obligation which such has not performed, or the warranty breached;

(ii)
the other party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the non-defaulting party, the defaulting party does not, within 30 calendar days after delivery of such notice of default, cure such default by appropriate payment or commence to correct such default and diligently prosecute the matter until it is corrected.

CONFIDENTIALITY

9.1          Each party will agree to keep the existence and the terms of this Agreement confidential and will not make any disclosure except where disclosure is required by law.  In addition, each party agrees that any information provided to the other in connection with the negotiation and entering into of the definitive agreements for the Transaction will be maintained in confidence, will not be disclosed to any other party, other than each party’s respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the party for any purpose other than the evaluation and completion of the Transaction.  Each party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Letter of Intent and the business combination transactions confidential.  All obligations regarding confidentiality will survive termination of this Letter of Intent.

COUNTERPARTS

10.1        This Memorandum may be executed in counterparts, each of which shall be deemed an original, but which when taken together will constitute one and the same document.

ENTIRE AGREEMENT

11.1           It is agreed that this agreement is intended to be legally binding (“Binding Provisions”), on the parties hereto, however a definitive agreement can replace this Agreement if both parties agree to any additions, clarifications or modifications hereto. This is the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof, except as set forth herein. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

NOTICES

12.1           All notices and other communications in connection with this Agreement must be in writing and given by (i) hand delivery (ii) through a major international courier service, or (iii) facsimile transmissions, in each case addressed as specified below or in any subsequent notice from the intended recipient to the party sending the notice. Such notices and communications will be effective upon delivery if delivered by hand, upon receipt if sent by international courier service, or upon receipt if sent by facsimile transmission. Notices shall be addressed as follows:

GOLDSANDS DEVELOPMENT COMPANY
Juan Fanning #219
Miraflores, Peru

Attention: Dr. Michael Stocker
Telephone: +51-1-446-6807
Email: mstocker@goldsandsco.com

With a copy to:

Quarles & Brady, LLP
411 East Wisconsin Avenue, Suite 2040
Milwaukee, Wisconsin  53202
Attention:  Chad J. Wiener
Fax: 414-978-8198
Email: chad.wiener@quarles.com

MINEROS S.A.
Carrera 43A No. 14-109
Edificio Nova Tempo
Medellin, Colombia

Attention: Gonzalo Gomez Vargas
Telephone: 574 2665757
Email: gonzalo.gomez@mineros.com.co

With a copy to:

Ana Isabel Gaviria A
Telephone: 574 2665757
Email: ana.gaviria@mineros.com.co

or to such addresses as each Party may from time to time specify by notice.  Any notice will be deemed to have been given and received:

(a)
if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)
if sent by facsimile transmission and successfully transmitted prior to 4:00 pm on a Business Day (recipient Party time), then on that Business Day, and if transmitted after 4:00 pm on that day then on the first Business Day following the date of transmission.

GOVERNING LAW

13.1           This assignment agreement and any dispute arising hereunder will be governed by the laws of Peru, South America, without giving effect to the conflict of laws provisions thereof. Each of the Optionor and the Optionee hereby irrevocable submits to the exclusive jurisdiction of the courts of Peru, in respect of any action or proceeding brought against it by the Optionor or the Optionee, respectively, arising under this Agreement.

ENTIRE AGREEMENT

14.1           This Agreement represents the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.

TIME OF THE ESSENCE

15.1           Time is of the essence in the performance of each obligation under this Agreement.

EXECUTION IN COUNTERPARTS

16.1        This Agreement is executed in two (2) counterparts and by the Parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and both of which when taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

GOLDSANDS DEVELOPMENT COMPANY	MINEROS S.A.
By: /s/ Michael Stocker Michael Stocker Chief Executive Officer	By: /s/ Beatriz Uribe Restrepo Beatriz Uribe Restrepo President

ANNEX I

(Insert: List of 50 Mining Concessions)

Name	Area (hectares)	Dept.	Province	District	Observation
Aixa 2	1000	Loreto	Datem del Marañon	Manseriche
Alana 10	900	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 11	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 12	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 13	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 14	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 15	800	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 16	800	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 17	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 18	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 19	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 4	900	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 5	700	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 6	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 7	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 8	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Alana 9	1000	Loreto	Datem del Marañon	Manseriche	Fully overlap Zona de Amortiguamiento ANP
Bianka 5	1000	Loreto	Datem del Marañon	Manseriche
Castalia 1	1000	Loreto	Datem del Marañon	Manseriche
Castalia 2	1000	Loreto	Datem del Marañon	Manseriche
Castalia 3	500	Loreto	Datem del Marañon	Manseriche
Delfina 1	900	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Delfina 2	900	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Delfina 3	1000	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Delfina 4	700	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Delfina 5	1000	Amazonas	Condorcanqui	Nieva	Partially overlap Zona de Amortiguamiento ANP
Mika 1	600	Loreto	Datem del Marañon	Manseriche
Mika 10	900	Loreto	Datem del Marañon	Manseriche	Partially overlap Zona de Amortiguamiento ANP
Mika 2	1000	Loreto	Datem del Marañon	Manseriche
Mika 3	900	Loreto	Datem del Marañon	Manseriche
Mika 4	1000	Loreto	Datem del Marañon	Manseriche
Mika 5	1000	Loreto	Datem del Marañon	Manseriche
Mika 6	1000	Loreto	Datem del Marañon	Manseriche
Mika 7	900	Loreto	Datem del Marañon	Manseriche
Mika 8	1000	Loreto	Datem del Marañon	Manseriche	Partially overlap Zona de Amortiguamiento ANP
Mika 9	1000	Loreto	Datem del Marañon	Manseriche
Rosalba 1	900	Loreto	Datem del Marañon	Manseriche
Rosalba 2	900	Loreto	Datem del Marañon	Manseriche
Rosalba 3	1000	Loreto	Datem del Marañon	Manseriche
Rosalba 4	1000	Loreto	Datem del Marañon	Manseriche
Rosalba 5	1000	Loreto	Datem del Marañon	Manseriche - Barranca

AI - 1

Name	Area (ha)	Department	Province	District	Observation
Aixa 1	1000	Loreto	Datem del Marañon	Manseriche
Alana 1	600	Loreto	Datem del Marañon	Manseriche-Morona	Overlaps 010188704, 010188604, 010188504
Alana 2	600	Loreto	Datem del Marañon	Manseriche- Morona
Alana 3	800	Loreto	Datem del Marañon	Manseriche	Overlaps 010045107
Casandra 1	1000	Loreto	Datem del Marañon	Barranca-Manseriche
Casandra 2	1000	Loreto	Datem del Marañon	Barranca- Morona
Casandra 3	900	Loreto	Datem del Marañon	Barranca- Morona
Casandra 4	1000	Loreto	Datem del Marañon	Barranca
Casandra 5	1000	Loreto	Datem del Marañon	Barranca

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ANNEX II

NET RETURNS ROYALTY

Pursuant to the Agreement to which this Exhibit is attached, NRR owner (for the purposes herein the “Payee”) will be entitled to a royalty equal to 2.5% of net returns (the “Net Returns Royalty”) payable by the Joint Venture (“Payor”) as set forth below.

Net Returns Royalty

A.           “Net Returns Royalty” means the aggregate of:

1.	all revenues from the sale or other disposition of ores, concentrates or minerals produced from the mineral properties arisen as from the Mineral Rights (the “Properties”); and
2.
all revenues from the operation, sale or other disposition of any facilities the cost of which is included in the definition of “Operating Expenses”, “Capital Expenses” or “Exploration Expenses”; less (without duplication) Working Capital, Operating Expenses, Capital Expenses and Exploration Expenses.

B.           “Working Capital” means the amount reasonably necessary to provide for the operation of the mining operation on the Properties and for the operation and maintenance of the Facilities for a period of six months.

C.           “Operating Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable directly or indirectly in connection with Commercial Production from the Properties and in connection with the maintenance and operation of the Facilities, all in accordance with generally accepted accounting principles, consistently applied, including, without limiting the generality of the foregoing, all amounts payable in connection with mining, handling, processing, refining, transporting and marketing of ore, concentrates, metals, minerals and other products produced from the Property, all amounts payable for the operation and maintenance of the Facilities including the replacement of items which by their nature require periodic replacement, all taxes (other than income taxes), royalties and other imposts and all amounts payable or chargeable in respect of reasonable overhead and administrative services.

D.             “Capital Expenses” means all expenses, obligations and liabilities of whatsoever kind (being of a capital nature in accordance with generally accepted accounting principles) incurred or chargeable, directly or indirectly, with respect to the development, acquisition, redevelopment, modernization and expansion of the Properties and the Facilities, including, without limiting the generality of the foregoing, interest thereon from the time so incurred or chargeable at a rate per annum from time to time equal to prime rate established by the Bank of America, New York Branch, New York, plus 2 percent per annum, but does not include Operating Expenses nor Exploration Expenses.

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E.            “Exploration Expenses” means all costs, expenses, obligations, liabilities and charges of whatsoever nature or kind incurred or chargeable, directly or indirectly, in connection with the exploration and development of the Properties including, without limiting the generality of the foregoing, all costs reasonably attributable, in accordance with generally accepted accounting principles, to the design, planning, testing, financing, administration, marketing, engineering, legal, accounting, transportation and other incidental functions associated with the exploration and mining operation contemplated by this agreement and with the Facilities, but does not include Operating Expenses nor Capital Expenses.

F.            “Facilities” means all plant, equipment, structures, roads, rail lines, storage and transport facilities, housing and service structures, real property or interest therein, whether on the Properties or not, acquired or constructed exclusively for the mining operation on the Properties contemplated by this Agreement (all commonly referred to as “infrastructure”).

G.            “Commercial Production” means the operation of the Properties or any portion thereof as a producing mine and the production of mineral products therefrom (but does not include bulk sampling, pilot plant or test operations).

Payment

       Net Returns shall be calculated for each calendar quarter in which Net Returns are realized, and payment as due hereunder shall be made within 30 days following the end of each such calendar quarter. Such payments shall be accompanied by a statement summarizing the computation of Net Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within 90 days following the end of each calendar year.  Within ninety days after the end of each calendar year, Payor shall deliver to Payee an unaudited statement of royalties paid to Payee during the year and the calculation thereof. All year end statements shall be deemed true and correct six months after presentation, unless within that period Payee delivers notice to Payor specifying with particularity the grounds for each exception.  Payee shall be entitled, at Payees’s expense, to an annual independent audit of the statement by a national firm of chartered accountants, only if Payee delivers a demand for an audit to Payor within four months after presentation of the related year-end statement.

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